Exhibit 99.1
FOR IMMEDIATE RELEASE
ALLIANCE SEMICONDUCTOR FILES STIPULATION FOR
SETTLEMENT WITH INTERNAL REVENUE SERVICE
SANTA CLARA, Calif.—(BUSINESS WIRE)—July 5, 2007—Alliance Semiconductor Corporation (ALSC.PK) announced today that pursuant to the terms of stipulated settlement documents filed with the US Tax Court, Alliance will not be liable to make any additional payments for additional taxes previously asserted as due in a Notice of Deficiency with respect to Alliance’s 2000, 2001 and 2002 tax years. Alliance’s net operating losses will be reduced in connection with the agreement, among other adjustments. In addition, Alliance expects to receive a tax refund of up to approximately $6 million for the 2001 tax year as a result of the terms of settlement. The terms of the settlement remain subject to the approval of the Congressional Joint Committee on Taxation.
Contacts:
Alliance Semiconductor Corporation, Santa Clara, CA
Melvin L. Keating, President and Chief Executive Officer
408-855-4900